Exhibit 5

Issued: Feburary 1, 2008

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR OTHER FINANCING ARRANGEMENT SECURED BY THIS NOTE. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

MicroMed Cardiovascular, Inc.

Due February 28, 2013

MICROMED CARDIOVASCULAR, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to E-WILSON LLC, an Arizona limited liability company (the “holder”), with an address at 1600 North Kolb Road, Suite 118, Tucson, Arizona 85715, on February 28, 2013 (the “Maturity Date”), the principal sum of Ten Million and no/100 dollars ($10,000,000.00), or so much thereof as shall be advanced by holder pursuant to the Credit Agreement (as defined below) and which remains outstanding and unconverted, and to pay interest, without compounding, on the outstanding balance of the principal amount, outstanding from time to time, at a fixed rate of 7.5% per annum.

All outstanding principal and all interest then accrued and unpaid shall be payable on the Maturity Date. Commencing February 28, 2011, the Company shall make monthly payments of principal and interest on the last business day of each month calculated based on the outstanding principal balance and interest being amortized over the remaining term of the Note. Such principal and interest shall be paid in lawful money of the United States of America by check mailed to the holder hereof at the address of such holder set forth above, or such other address of which the holder shall give the

Company prior written notice of at least 30 days. Any amount of principal or other amounts due hereunder that is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve percent (12%) per annum from the date such amount was due until the same is paid in full. Other than as specifically permitted by this Promissory Note, the Company may not prepay any portion of the outstanding principal, accrued and unpaid interest or accrued and unpaid late charges, if any, on principal and interest.

In addition to the terms and provisions set forth hereinabove, this Promissory Note is subject to the following terms and provisions:

1. Credit Agreement. This Promissory Note is made subject to, and in accordance with, the terms and provisions contained in the Credit Agreement, dated as of February 1, 2008 (the “Credit Agreement”), by and between the Company and E-Wilson LLC. Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Credit Agreement.

2. Conversion Rights.

(a) As used herein:

          (i) “Acquisition” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred.

          (ii) “Applicable Commencement Date” shall mean (i) in connection with the exercise of the conversion option in respect of the first 50,000,000 shares of Common Stock issuable upon conversion of this Promissory Note, the date hereof and (ii) in connection with the exercise of the conversion option in respect of any additional shares of Common Stock thereafter, the Stockholder Approval Date.

          (iii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

          (iv) “Common Stock” means the common stock, $.001 par value per share, of the Company.

          (v) “Conversion Amount” means the sum of the amount of Converted Principal and the amount of Converted Interest.

          (vi) “Conversion Price” means $0.02, subject to adjustment as set forth in Section 2(f).

          (vii) “Converted Interest” means any accrued and unpaid interest on this Promissory Note converted into Common Stock in accordance with Section 2.

          (viii) “Converted Principal” means any outstanding principal converted on this Promissory Note converted into Common Stock in accordance with Section 2.

 (b) Subject to and in compliance with the provisions of this Section 2, the holder of this Promissory Note may, at its option, by surrender of this Promissory Note as hereinafter provided, convert all or any portion of the outstanding principal amount of this Promissory Note, and all or any portion of the accrued and unpaid interest on this Promissory Note, into such number of shares of Common Stock as is determined by dividing the Conversion Amount by the Conversion Price.

(c) Subject to the other provisions of this Promissory Note, the option of the holder of this Promissory Note or the Company for conversion of this Promissory Note may be exercised at any time during the period beginning on the Applicable Commencement Date and ending upon the later of the Funding Commitment Termination Date and the repayment in full of the principal of this Promissory Note.

(d) The surrender of this Promissory Note for conversion shall be made by the holder hereof to the Company at its office in Houston, Texas, accompanied by written notice to the Company in the form of the Conversion Request attached as Annex 1 to this Promissory Note (the “Conversion Request”) that such holder elects to convert the Converted Principal of this Promissory Note, and the Converted Interest on this Promissory Note, in accordance with the provisions hereof.

          (i) If (A) the Conversion Request is made after the Funding Commitment Termination Date and (B) the Conversion Amount is equal to all principal outstanding on this Promissory Note plus all accrued and unpaid interest on this Promissory Note on the date the Conversion Request is made, then upon surrender of this Promissory Note for conversion, it shall be marked “Paid in Full”. Any such notice of election to convert shall constitute a contract between the holder of this Promissory Note and the Company, whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which it shall be entitled to receive upon such conversion, and in payment and satisfaction of such subscription, to surrender this Promissory Note and to release the Company from all liability hereon, including interest accruing, after the date of the receipt of the Conversion Request, and whereby the Company shall be deemed to agree that the surrender of such Promissory Note and the extinguishment of liability hereon shall constitute full payment for the  shares of Common Stock so subscribed for and to be issued upon such conversion.

          (ii) If either (A) the Conversion Request is made prior to the Funding Commitment Termination Date or (B) the Conversion Amount is less than the sum of all outstanding principal on this Promissory Note and all accrued and unpaid interest on this Promissory Note on the date the Conversion Request is made, then upon surrender of this Promissory Note for conversion, (X) the principal amount of this Promissory Note as shown on Schedule 1 hereto shall be reduced by the amount of Converted Principal and (Y) the unpaid interest then accrued shall be reduced by the amount of Converted Interest. Any such notice of election to convert shall constitute a contract between the holder of this Promissory Note and the Company, whereby such holder shall be deemed to subscribe for the number of shares of Common Stock which it shall be entitled to receive upon such conversion, and in payment and satisfaction of such subscription, to release the Company from all liability with respect to (I) the Converted Principal, (II) interest accruing on the Converted Principal after the date of the receipt of the Conversion Request and (III) Converted Interest, from the and including the date on which the Conversion Request is received. The Company shall be deemed to agree that the Conversion Amount shall constitute full payment for the shares of Common Stock so subscribed for and to be issued upon such conversion. The Company’s liability for any principal which is not Converted Principal and any accrued and unpaid interest which is not Converted Interest (including, without limitation, in respect of advances made pursuant to the Credit Agreement after the date the Conversion Request is made), shall continue in accordance with the terms hereof.

          (iii) Subject to the further provisions of this Section 2, as soon as practicable after the receipt of such Conversion Request, and this Promissory Note, if applicable, the Company shall issue and shall deliver at said office to such holder (A) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Promissory Note in accordance with the provisions hereof and (B) a check or cash in respect of any fraction of a share as provided in Section 2(e). Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Company shall have received such Conversion Request and this Promissory Note. Any and all interest on the Converted Principal shall cease to accrue pursuant to this Promissory Note from the date of receipt of the Conversion Request. The holder of this Promissory Note shall be deemed to have become on said date the holder of record of the shares of Common Stock issuable to such holder upon such conversion; provided, however, that any such surrender on any date when the securities transfer books of the Company shall be closed shall not be deemed to constitute the holder of this Promissory Note as the record holder thereof for any purpose until the close of business on the next succeeding day on which such securities transfer books shall be open.

(e) The Company shall not be required to issue fractions of shares upon conversion of this Promissory Note (or portion thereof). If any fractional interest in a share shall be deliverable upon the conversion of this Promissory Note (or portion thereof), the Company shall purchase such fractional interest for an amount in cash equal to the Conversion Price times the amount of such fractional interest.

(f) The Conversion Price shall be subject to adjustment as follows:

               (i) If the Company shall at any time or from time to time after the date hereof (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 2(f)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (ii) If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(f)(ii), to reflect the actual payment of such dividend or distribution.

                (iii) If at any time or from time to time after the Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than through an Acquisition, Asset Transfer, subdivision or combination of shares, stock dividend, reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 2(f)), in any such event the holder hereof shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Common Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               (iii) If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization or subdivision, combination, reclassification, exchange, or substitution of shares provided for elsewhere in this Section 2(f)), as a part of such capital reorganization, provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise hereof the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon exercise immediately prior to such event would have been entitled as a result of such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2(f) with respect to the rights of the holder hereof after the capital reorganization to the end that the provisions of this Section 2(f) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon exercise) shall be applicable after that event and be as nearly equivalent as practicable.

               (iv) Anything in this Section 2 to the contrary notwithstanding, all calculations under this Section 2(f) shall be made to the nearest cent or to the nearest whole share (as provided in Section 2(e)), as the case may be. Any provision of this Section 2(f) to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than one percent, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one percent or more.

               (v) In the event the Company shall propose to take any action of the types described in Section 2(f), the Company shall give notice to the holder of this Promissory Note, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Promissory Note. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten days prior to the taking of such proposed action.

               (vi) All shares of Common Stock issued in connection with the conversion provisions set forth herein shall be, upon issuance by the Company, validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto created or imposed by the Company.

               (vii) The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of this Promissory Note.

(g) Whenever the Conversion Price shall be adjusted as required by the provisions of Section 2(f) hereof, the Company shall forthwith mail a certificate setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment or readjustment is based to the holder of this Promissory Note at such holder’s address as it appears herein or at the last address of which the holder has given the Company written notice, but failure to receive such notice, or any defects therein, or in the mailing thereof, shall not affect such adjustment in Conversion Price. The Company shall, upon the written request at any time of the holder of this Promissory Note, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Conversion Price at that time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of this Promissory Note.

3. Reservation of Authorized Shares.

(a) Following the Stockholder Approval Date, so long as this Promissory Note is outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Promissory Note, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of this Promissory Note (the “Required Reserve Amount”).

(b) If at any time following the Stockholder Approval Date the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of this Promissory Note at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount.

4. Prepayment. At any time after February 28, 2011, the Company may prepay, upon 10 business days’ prior written notice, its obligations pursuant to this Promissory Note, in whole or in part, by tendering to the holder hereof the outstanding principal balance to be prepaid, together with accrued but unpaid interest on such principal being prepaid. The foregoing notwithstanding, it is acknowledged and agreed to by the Company that the holder hereof may exercise its conversion rights pursuant to Section 2 hereof at any time prior to the second business day immediately preceding the proposed date of such prepayment, whether before or after receipt of such prepayment notice from the Company. Except as provided in Section 11 of the Credit Agreement in connection with an acceleration of the Note, Borrower shall not be permitted to make any prepayments prior to February 28, 2011. Any such prepayments shall be applied to amounts outstanding under the Note as provided in Section 7 of the Credit Agreement.

5. Events of Default. Upon the occurrence and continuance of an Event of Default as set forth in Section 11 of the Credit Agreement, the holder hereof shall have the remedies set forth in Section 11 of the Credit Agreement.

6. Miscellaneous.

(a) The Company covenants and agrees that this Promissory Note shall be binding upon any corporation succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company’s assets.

(b) This Promissory Note shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.

(c) The captions or headings in this Promissory Note are for reference only and neither form a part hereof nor are they to be relied upon to interpret any provision of this Promissory Note.

(d) Any notices required to be given or which are otherwise given under this Promissory Note shall be given in accordance with the terms of Section 12 of the Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed and delivered on the date set forth below.

DATED: February 1, 2008

MICROMED CARDIOVASCULAR, INC.

By:
Name: Robert Benkowski
Title: Chief Executive Officer

Annex 1

CONVERSION REQUEST

TO: MICROMED CARDIOVASCULAR, INC.

The undersigned holder of this Promissory Note hereby irrevocably exercises the option to convert this Promissory Note into shares of Common Stock in accordance with the terms of the Promissory Note, and directs that the securities issuable and deliverable upon the conversion, together with any check in payment for fractional amounts or accrued, unpaid interest on the amount converted, be issued and delivered to the holder hereof at the address specified below.

     The Conversion Amount pursuant to this Conversion Request is a total of $     , comprising $     as Converted Principal and $     as Converted Interest.

NOTEHOLDER:

Dated:
Please print name and address

Please insert Social Security Number or
other Taxpayer Identification Number

SCHEDULE 1

     This Note evidences Advances made by the Lender under the within-described Credit Agreement to the Company, in the principal amounts set forth below, subject to the payments of principal set forth below:

Date of
	Principal	Conversion	Amount	Balance
Date	Amount	or	Converted	Out-
Made	of Loan	Prepayment	or Prepaid	Standing

11